Exhibit 4

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (the “Amendment”) is made and dated for reference March 15, 2012.

BETWEEN:

DALEA PARTNERS, LP,

as Lender

AND:

TRANSATLANTIC PETROLEUM LTD.,

as Borrower

WHEREAS:

A.	The parties hereto entered into that certain credit agreement made as of June 28, 2010 (the “Credit Agreement”) wherein the Lender agreed to establish the Loan in favor of the Borrower;

B.	The parties hereto have agreed to amend the Credit Agreement, as herein set out.

NOW THEREFORE, in consideration of the premises and of other good and valuable consideration (the receipt whereof is hereby acknowledged), the parties hereto agree as follows:

Unless otherwise defined herein or unless the context otherwise requires, defined words and terms used in the Credit Agreement shall have the same meanings when used herein.

The Credit Agreement shall be and is hereby amended and modified as follows:

Paragraph 4(a) shall be deleted and replaced with the following:

(a)	The aggregate unpaid principal amount of the Loan, together with all accrued but unpaid interest and other costs, expenses or charges payable hereunder from time to time (collectively the “Outstanding Balance”), will be immediately due and payable by the Borrower to the Lender on the earliest of:

(i)	June 30, 2012;

(ii)	The later of:

a.	The day of the close of the sale of the Borrower’s wholly owned subsidiaries, Viking Geophysical Services, Ltd. and Viking International Limited, in whole or in part (the “Closing Date”); or

b.	Two (2) Business Days after demand by Lender; and

(iii)	The occurrence of an Event of Default and a demand for payment by the Lender pursuant to paragraph 12 below.

Notwithstanding anything to the contrary in the Credit Agreement, no interest shall accrue on the Outstanding Balance for the period from April 1, 2012 until the Closing Date; provided, that if the Closing Date has not occurred on or before June 30, 2012, interest shall be deemed to have accrued on the Outstanding Balance during such period as set forth in the Credit Agreement. Interest will accrue on the Outstanding Balance in the amount and the manner provided in the Credit Agreement after the Closing Date.

The Credit Agreement, together with all terms, covenants and conditions thereof as hereby amended, will be and continue to be in full force and effect.

This Amendment and everything herein contained will enure to the benefit of and be binding on the Borrower and the Lender and their respective successors and assigns.

This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission or by e-mail in pdf format shall be effective as delivery of a manually executed counterpart hereof.

This Amendment shall be effective as of and from March 15, 2012.

IN WITNESS WHEREOF the parties hereto have executed this Amendment as of the date first above written.

The Borrower:	The Lender:

TRANSATLANTIC PETROLEUM LTD.	DALEA PARTNERS, LP

By: /s/ Jeffrey S. Mecom	By: /s/ N. Malone Mitchell, 3rd
Name: Jeff Mecom	Name: N. Malone Mitchell, 3rd
Title: Vice President, Legal	Title: Manager